Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-4

(Form Type)

CID Holdco, Inc.

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered		Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee(6)
Common Stock	508,829	(1)	$10.80	$5,495,353.20	$841.34
Common Stock	4,887,846	(2)	$10.80	$52,788,736.80	$8,081.96
Common Stock	15,000,000	(3)	$10.80	$162,000,000.00	$24,802.20
Warrants	15,000,000	(4)	—	—	—	(7)
Total			—	$220,284,090.00	$33,725.50
Total Fees Previously Paid			—	—	$1,304.40
Net Fee Due			$—	$—	$32,421.10

(1)	Represents 508,829 shares of common stock, par value 0.0001 per share (the “SUAC Class A Common Stock”) of ShoulderUp Technology Acquisition Corp. (after giving effect to redemptions through December 30, 2025) that will be outstanding immediately prior to the consummation of the Business Combination (as defined herein) and exchanged for one share of common stock (“CID Common Stock”) of CID Holdings, Inc. (“CID”) for each such share of SUAC Class A Common Stock

(2)	Represents 4,887,846 shares of CID Common Stock issued to certain equity holders in respect of their equity interests in SEE ID, Inc., a Nevada Corporation.

(3)	Represents 15,000,000 shares of CID Common Stock, issuable upon exercise by holders of warrants of CID following the consummation of the Business Combination.

(4)	The number of warrants (exercisable for SUAC Class A Common Stock at a price of $11.50 per whole share that will become, upon the Closing (as defined herein) of the Business Combination, exercisable for CID Common Stock on the basis that each warrant will give the holder the right to purchase one CID Common Stock for a warrant price of $11.50 per whole share) being registered is based on 15,000,000 warrants that were issued by SUAC in connection with its initial public offering pursuant to the Registration Statement on Form S-1 (333-260503) (the “SUAC Warrants”).

(5)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of SUAC Common Stock to be exchanged for CID Common Stock in the Business Combination based upon a market value of $10.80 per share of SUAC Common Stock, the average of the high and low sale prices per share of SUAC Common Stock on the OTC Pink on December 17, 2024.

(6)	Calculated by multiplying the proposed maximum aggregate offering price by 0.00015310.

(7)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.